Exhibit 13

FORM OF

DISTRIBUCIÓN Y SERVICIO D&S S.A.

OFFERING RIGHTS AGREEMENT

THIS OFFERING RIGHTS AGREEMENT (the “Agreement”) is entered into as of                  , 2009 by and among Distribución y Servicio D&S S.A., a company (sociedad anónima) organized under the laws of Chile (the “Company”), the shareholders of the Company listed on the signature page hereto (the “Holders”) and Inversiones Australes Tres Limitada, a limited liability company organized and existing under the laws of Chile (“WM Sub”).

WITNESSETH:

WHEREAS, WM Sub agreed to purchase Common Stock (as defined below) subject to the terms and conditions of a tender agreement dated as of December 19, 2008 (the “Tender Agreement”) such that after consummation of all transactions contemplated by the Tender Agreement, WM Sub would own at least 50.01% of the Common Stock on a fully diluted basis;

WHEREAS, WM Sub and the Holders entered into a certain Stockholders’ Agreement dated as of December 19, 2008 (as may be amended and in effect from time to time, the “Stockholders’ Agreement”), pursuant to which the parties thereto will impose certain rights, restrictions and obligations; and

WHEREAS, as contemplated by the Stockholders’ Agreement, WM Sub will agree to cause the Company to agree, following completion of the tender offer contemplated by the Tender Agreement to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

1.1. “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

1.2. “Agreement” has the meaning set forth in the Preamble.

1.3. “Applicable Securities Authority” means each Governmental Authority charged from time to time with the administration or enforcement of laws regarding the purchase and sale of securities of the Company, including without limitation, the Commission and the SVS.

1.4. “Applicable Securities Laws” means all laws applicable from time to time to the purchase and sale of securities of the Company, including without limitation, the Securities Act, the Exchange Act, state blue sky laws and the Securities Market Law.

1.5. “Beneficial Owner” and to “beneficially own” shall have the meanings given to such terms pursuant to Rule 13d-3 of the Exchange Act.

1.6. “Blackout Period” has the meaning specified in Section 2.1(b).

1.7. “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in Santiago, Chile or New York, New York, United States shall be authorized or required by law to close.

1.8. “Closing Date” has the meaning specified in the Tender Agreement.

1.9. “Closing Price” means, on any day, the last sales price, regular way, per share of Common Stock on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, as reported in the principal consolidated transaction reporting system covering securities listed or admitted to trading on a principal national securities exchange, including, without limitation, the Bolsa de Comercio de Santiago or, if the shares of Common Stock are not listed or admitted to trading on any principal national securities exchange, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Quotation Bureau, Inc., or a similar reporting service designated by the board of directors of the Company.

1.10. “Commission” shall mean the U.S. Securities and Exchange Commission, or any other successor federal agency at the time administering the Securities Act.

1.11. “Common Stock” shall mean the Company’s issued and outstanding common stock, with no par value.

1.12. “Company” has the meaning set forth in the Preamble.

1.13. “Demand Notice” has the meaning set forth in Section 2.1(a).

1.14. “Demand Period” means, with respect to any Holder, the period commencing on the date that is 180 days following the Closing Date and expiring on such date as the Holders shall cease to hold, in the aggregate, Offerable Securities representing at least 5% of the Fully-Diluted outstanding Common Stock.

1.15. “Eligible Offering Jurisdiction” means (i) with respect to a registered public offering, Chile or the United States of America (subject always to Section 2.2(b)); (ii) with respect to a Specified Exempt Offering, any jurisdiction in which the Applicable Securities Laws would not require the Company or the Offerable Securities to be registered or qualified with, or any Offering Document to be approved or filed with, or result in the Company incurring any reporting obligations pursuant to the regulations of, the Applicable Securities Authority in connection with such offering; and (iii) any other jurisdiction to which the Holders, the Company and WM Sub expressly consent in writing.

1.16. “Event of Default” has the meaning set forth in Section 7.4(a).

1.17. “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated pursuant thereto.

1.18. “Fully-Diluted” shall mean the issued and outstanding capital stock of the Company, including all shares of capital stock held in treasury subject to the exercise of outstanding or future rights in accordance with the terms thereof.

1.19. “Governmental Authority” means any nation, government, state, municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government.

1.20. “Holders” has the meaning set forth in the Preamble.

1.21. “Indemnified Party” has the meaning set forth in Section 5.3.

1.22. “Indemnifying Party” has the meaning set forth in Section 5.3.

1.23. “Offerable Securities” shall mean with respect to any Holder (a) shares of Common Stock currently outstanding and held in the name of such Holder on the Business Day following the Closing Date, (b) any other shares of Common Stock issued in the name of such Holder in respect of such shares because of share splits, share dividends, recapitalizations, reclassifications or similar events, and (c) any Common Stock of the Company acquired by a Holder after the date of this Agreement that constitute Specified Capital Increase Shares (as defined in the Stockholders’ Agreement) or Qualified 40% Purchase Shares (as defined in the Stockholders’ Agreement); provided, however, that any particular Offerable Securities shall cease to be Offerable Securities (and such Holder shall cease to have any rights with respect to such securities under this Agreement) on the date and to the extent that (i) such Offerable Securities have been sold or transferred to a Person that is not an Affiliate of the selling or transferring Holder or have otherwise been disposed of in accordance with the requirements of Applicable Securities Laws and in accordance with the terms and conditions of the Stockholders’ Agreement, (ii) the Offerable Securities held by all Holders in the aggregate constitute less than 5% of the total number of shares of Common Stock then outstanding on a Fully-Diluted basis, or (iii) such Offerable Securities have ceased to be outstanding.

1.24. “Offering Document” means such appropriate prospectus, offering circular, or registration form under the Applicable Securities Laws of the Applicable Securities Authority; (x) as will be selected by the Holders with the consent, not to be unreasonably withheld, of WM Sub and (y) as will permit the disposition of such Offerable Securities in accordance with the intended method or method of disposition permitted by this Agreement and specified by the Demand Notice of such registration in accordance with the terms hereof.

1.25. “Offering Expenses” shall mean any and all out-of-pocket expenses incident to the Company’s performance of its obligations under this Agreement, including but not limited to (a) all fees and expenses incurred in connection with the preparation, printing and distribution of the Offering Document or any portion thereof or amendment thereto or document related and the mailing and delivery of copies thereof to each Holder and any dealers or underwriters, (b) fees and disbursements of the Company, including fees and disbursements of counsel for the Company and of independent public accountants and other experts of the Company, (c) fees and expenses incident to any filing with the SVS or other Applicable Securities Authority or to securing any required review or special audit incident to or required by the SVS or other Applicable Securities Authority of the terms of the sale of Offerable Securities, (d) fees and expenses in connection with the qualification of Offerable Securities for offering and sale under the Applicable Securities Laws of any Eligible Offering Jurisdiction, (e) all fees and expenses incurred in connection with the requirements of any securities exchange on which the Common Stock is then listed, (f) fees and disbursements of counsel selected by the Holders, (g) with respect to each offering, the reasonable fees and disbursements of all independent public accountants (including the expenses of any audit and/or “cold comfort” letter) and the reasonable fees and expenses of other persons, including special experts, retained by the Company, and (h) any underwriting discounts and fees, brokerage and sales commissions, and transfer and documentary stamp taxes, if any, relating to the sale or disposition of the Offerable Securities and other taxes payable in any jurisdiction and any road show and other expenses reimbursable to the underwriters; provided, however, that Offering Expenses shall exclude the internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties related to the Offering Documents or in connection with any road show or marketing presentation), which expenses shall be borne by the Company.

1.26. “Other Stockholders” has the meaning set forth in Section 3.2(a).

1.27. “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or a political subdivision or an agency or instrumentality thereof.

1.28. “Principal Stockholder” has the meaning set forth in Section 7.4(a)(ii).

1.29. “Put Option Agreement” means that certain Put Option Agreement by and among WM Sub and the other stockholders of the Company identified on the signature pages thereto, attached as Exhibit R to the Stockholders’ Agreement.

1.30. “Qualified Offering” means (i) any firm commitment underwritten offering (or series of related offerings) of Common Stock to the public pursuant to Applicable Securities Laws of an Eligible Offering Jurisdiction and/or (ii) a Specified Exempt Offering in an Eligible Offering Jurisdiction and/or (iii) an offering under and pursuant to any offering on a “best efforts” broadly marketed basis of Common Stock in Chile by a Chilean stock broker under either the “remate” or “Subasta de Libro de Ordenes” mechanisms.

1.31. The terms “register,” “registered” and “registration” refer to (i) such registration, filing or other notification as may be required in respect of a Qualified Offering under Applicable Securities Laws of the United States of America and/or Chile or (ii) the offer of Common Stock in a Qualified Offering of an Eligible Offering Jurisdiction effected by preparing and delivering an Offering Document in compliance with the laws of the Eligible Offering Jurisdiction in which the Qualified Offering is conducted.

1.32. “Specified Exempt Offering” shall mean an offering (i) if, made in the United States, conducted pursuant to, and in accordance with, an exemption from registration under the Securities Act, including Rule 144A, (ii) if made in Chile, conducted pursuant to, and in accordance with, the exclusion set forth in Regulation S of the Securities Act and (iii) if made outside of the United States of America and Chile, conducted pursuant to, and in accordance with, the Securities Market Law and the exclusion set forth in Regulation S of the Securities Act and the rules and regulations of the Applicable Securities Authority of the Eligible Offering Jurisdiction.

1.33. “Securities Act” shall mean the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated pursuant thereto.

1.34. “Securities Market Law” shall mean the Chilean Ley no. 18,045, del Mercado de Valores of 1981, as amended.

1.35. “Stockholders’ Agreement” has the meaning set forth in the Preamble.

1.36. “SVS” shall mean the Chilean Superintendencia de Valores y Seguros.

1.37. “Tender Agreement” has the meaning set forth in the Preamble.

1.38. “Threshold Amount” shall mean the lesser of (i) 5% of the aggregate Fully-Diluted outstanding number of shares of Common Stock and (ii) an offering of Offerable Securities that is intended to raise no less than the equivalent of US$150 million, as determined in good faith by the Company at the time of its receipt of an offering request pursuant to Section 2.1.

1.39. “WM Sub” has the meaning set forth in the Preamble.

ARTICLE 2

OFFERING DEMAND

2.1. Offering Demand.

(a) Subject to the provisions of Section 2.2, at any time, or from time to time, during the Demand Period, the Holders acting by mutual agreement, by delivering a written notice to the Company signed by all Holders, may request no more than three (3) demands in accordance with this Article 2 for the Offerable Securities held by them (the “Demand Notice”). The Demand Notice must be for the registration and/or Qualified Offering, in an Eligible Offering Jurisdiction, of no less than the Threshold Amount of Offerable Securities applicable to the Holders making such request. If the Company receives from the Holders a Demand Notice, each of the Holders and the Company shall give such Demand Notice to WM Sub. The Demand Notice shall specify the number of shares to be disposed of by the Holders and the proposed plan of distribution therefor. Upon receipt of such Demand Notice, the Company will use commercially reasonable efforts to make any filing necessary to effect such offering or registration as soon as practicable (but in any event, any initial filing for registration shall be made not later than 90 days following the receipt of the Demand Notice) in compliance with Applicable Securities Laws, as may be so reasonably requested and as would permit or facilitate the sale and distribution pursuant to a Qualified Offering; provided, however, that the Company shall not be obligated to take any action to effect any such registration or offering pursuant to this Article 2:

(i) until such time as the Holder delivering such Demand Notice has complied with its obligations under Section 2.6;

(ii) in any jurisdiction other than an Eligible Offering Jurisdiction without the written consent of the Board of the Company, and in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction;

(iii) if the Holders reduce the number of Offerable Securities and/or Offering Price Range to be included by written notice to the Company and WM Sub and, on receipt of such notice, the Offerable Securities do not, in the aggregate, result in an amount to be registered that equals or exceeds the Threshold Amount required to initiate a request under this Section 2.1; or

(iv) if the Company shall have effected a registration or Qualified Offering within the 180-day period immediately preceding the receipt of the Demand Notice.

(b) Subject to the foregoing Section 2.1(a), the Company shall prepare and, if required, file an Offering Document covering the Offerable Securities with the Applicable Securities Authority as may be required in connection with a Qualified Offering in the Eligible Offering Jurisdiction, as soon as practicable using commercially reasonable efforts in accordance with the terms hereof after receipt of the request of the Holders; provided, however, that if the Company shall furnish to such Holders a certificate signed by the chairman or chief executive officer of the Company stating that (i) there is pending on file with the SVS a current “Hecho Esencial de Carácter Reservado,” (ii) the registration or distribution of Offerable Securities would materially impede, delay, interfere with or otherwise adversely affect any planned or pending financing, registration of securities by the Company in a primary offering for the Company’s own account, acquisition, corporate reorganization, debt restructuring or other significant transaction involving the Company or (iii) the registration or distribution of the Offerable Securities would require disclosure of non-public material information that the Company has a bona fide business purpose for preserving as confidential, as determined by the Board of Directors of the Company in good faith, then in any such case the Company shall be entitled to defer the preparation, filing, effectiveness or use of the Offering Document, or to suspend the use of an effective Offering Document, for a period of time as may be reasonably required, subject to the following provisos (each such period, a “Blackout Period”); provided that the Company shall not be entitled to obtain deferrals or suspensions for more than an aggregate of 150 days in any 360-day period. At any time after receipt of a Demand Notice, the Company shall notify each Holder of the initiation and expiration or earlier termination of a Blackout Period and, as soon as reasonably practicable after such expiration or termination, shall amend or supplement any previously effective Offering Document to the extent necessary to permit the Holders to proceed with the offer and sale of their Offerable Securities in accordance with Applicable Securities Laws. Each Holder agrees to treat as confidential the delivery of any notice by the Company to such Holder pursuant to this Section 2.1(b) and the information set forth in any such notice.

(c) Except as otherwise expressly provided in Section 2.4, all Offering Expenses incurred in connection with any registration or Qualified Offering of Offerable Securities pursuant to this Article 2 shall be borne by the Holders of such Offerable Securities, pro rata on the basis of the number of shares of Offerable Securities held by such Holders that are included in such registration or Qualified Offering.

2.2. Limitations.

(a) The Holders may not require the Company to effect a registration or offering pursuant to this Article 2 if the number of Offerable Securities requested to be registered shall constitute less than the Threshold Amount of Offerable Securities. The Holders may not require the Company to effect more than in the aggregate three (3) registrations and offerings pursuant to this Article 2; provided, however, that Holders will not be deemed to have required a registration or offering if substantial steps were not taken by the Company to prepare or file an Offering Document or otherwise facilitate the marketing of an offering of the Offerable Securities.

(b) If, at the date of delivery of the Demand Notice, the Company (i) is not subject to Section 13 or 15(d) of the Exchange Act or (ii) meets the requirements of paragraph (i) or (ii) of Rule 12h-6(a)(4) under the Exchange Act or reasonably expects to meet such requirements within a period of no more than 180 days, and indicates in writing to the Holders no later than five (5) Business Days after receipt of the Demand Notice its intention to terminate the registration of the Common Stock under Section 12 or Section 15 of the Exchange Act during such 180 days, the Holders may not require the Company, and the Company shall not be obligated, to effect a Qualified Offering pursuant to a registration statement under the Securities Act. Notwithstanding any other provision of this Agreement, the Holders shall not be entitled to request, and the Company shall not be obligated to effect, any registration hereunder under the Securities Act during the one-year period following the closing under the Tender Agreement; provided, however, for the avoidance of doubt, that the preceding clause shall not preclude a valid offering pursuant to the exemption from registration set forth in Rule 144A or other exemption, to the extent available.

2.3. Underwriting.

(a) The distribution of the Offerable Securities covered by the request of the Holders shall be effected by means of the method of distribution permitted hereunder (with consent obtained as applicable hereunder) and as selected by the Holders with prior notice to the Company and WM Sub. If such distribution is effected by means of an underwriting, the right of each Holder to offer or register pursuant to this Article 2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Offerable Securities in the underwriting (unless otherwise agreed by the Holders that requested the registration) to the extent provided herein.

(b) If such distribution is effected by means of an underwriting, the Company and the Holders shall enter into an underwriting agreement in customary form with a managing underwriter of internationally recognized standing selected for such underwriting by the Holders. Notwithstanding any other provision of this Article 2, if the managing underwriter advises the Company or the Holders in writing that marketing factors require a limitation of the number of Offerable Securities to be underwritten, then the underwriters may exclude Offerable Securities requested to be included in such registration. In such case, the number of Offerable Securities to be included in the registration and underwriting shall be allocated: (1) to the Holders, as nearly as practicable to the respective amounts of Offerable Securities requested to be included in such Offering Document by the Holders; and (2) to the Company, for its account, to the extent that the Company wishes to participate in the Offering pursuant to Section 2.4. No Offerable Securities or other securities excluded from the underwriting by reason of the managing underwriter’s marketing limitation shall be included in such registration.

(c) If, following a roadshow or other distribution efforts, the Holders disapprove of the price at which the Offerable Securities are to be sold, the Holders may elect to irrevocably withdraw therefrom by written notice to the Company, WM Sub and the managing underwriter. If applicable, the Offerable Securities so withdrawn shall also be withdrawn from registration. If a requested offering is withdrawn pursuant to this Section 2.3(c), the Holders shall lose a right to request a registration of Offerable Securities and such withdrawn offering shall constitute a demand registration for purposes of Sections 2.1 and 2.2.

2.4. Inclusion of Shares by Company. If the distribution of Offerable Securities is being effected by means of an underwriting and if the managing underwriter has not limited the number of Offerable Securities to be underwritten, the Company may include securities for its own account or for the account of others in such registration or offering if the managing underwriter and the Holders so agree. The inclusion of such shares shall be on the same terms as the registration or offering of shares held by the Holders. If the underwriters exclude some of the securities to be registered, the securities to be sold for the account of the Company and any other holders shall be excluded in their entirety prior to the exclusion of any Offerable Securities. If the Company exercises its right hereunder and Common Stock is offered on behalf of the Company, Offering Expenses shall be allocated pro rata among the Holders and the Company based on the number of securities to be offered by each in relation to the total number of securities offered.

2.5. Cancellation of Registration. In any registration pursuant to this Article 2, the Holders of the Offerable Securities to be registered thereunder shall have the right to cancel a proposed registration of Offerable Securities without such canceled registration being counted as one of the Holders’ requested registrations pursuant to Section 2.2 if: (i) such Holders determine in their good faith judgment not to consummate the proposed registration (x) due to intervening marketing or regulatory reasons, provided, that, such Holders reimburse the Company for all of its reasonable and documented out-of-pocket expenses incurred in the preparation, filing and processing of such attempted registration or (y) due to a material adverse change in the assets, business, properties, condition (financial or otherwise) of the Company; (ii) a stop order, injunction or other order or requirement of any Applicable Securities Authority or other governmental or regulatory agency or court is issued in connection with the Offering Document for any reason other than a violation of applicable law or regulation solely by any Holder or Holders and such stop order, injunction or other order or requirement has not thereafter been withdrawn; or (iii) a closing of the sale of the Offerable Securities does not occur under the underwriting agreement entered into in connection with the registration as a result of the Company’s failure to satisfy (or waive) a customary condition to closing (other than as a result of a default or breach thereunder by the Holders).

2.6. Right of First Offer.

(a) No less than ten (10) Business Days prior to the delivery of a Demand Notice under Section 2.1 hereof, the Holders (the “Offering Stockholders”) shall (i) first offer the number of shares that would be subject to such Demand Notice (the “Offered Stock”) to WM Sub (the “Offeree Stockholder”) by written notice to WM Sub (the “Offer”) indicating the number of shares and a good faith estimated range of the price per share (the “Offering Price Range”) and (ii) deliver a copy of the notice and Offer simultaneously to the Company instructing the Company to commence the preparation of an Offering Document. Upon receipt of a copy of the notice and Offer described in clause (ii) above, the Company shall immediately commence with the preparation of an Offering Document, with such process to be suspended upon the receipt of the Acceptance (as defined below) by the Offering Stockholders or, with respect to a defaulting Offering Stockholder, WM Sub’s delivery pursuant to Section 7.4 of notice to the Company and the defaulting Offering Stockholder of any event or circumstance that may give rise to an Event of Default or the remedies in Section 7.4(b).

(b) The Offeree Stockholder shall have the right to acquire all, but not less than all, of the Offered Stock at the mid-point price of the Offering Price Range (the “Mid-Point Offer”) by delivering an irrevocable written notice to the Offering Stockholders (the “Acceptance”) within ten (10) Business Days from the date on which the Offering Stockholders provided the Offer required in Section 2.6(a) above (the “Exercise Term”). If the Offeree Stockholder delivers an Acceptance during the Exercise Term, then the parties shall proceed to close the sale and purchase of the Offered Stock in accordance with Section 2.6(c) of this Agreement. If the Offeree Stockholder does not exercise its right to acquire the Offered Stock or fails to deliver the Acceptance during the Exercise Term, the Offering Stockholders shall have the right (i) to proceed to deliver a Demand Notice with respect to the Offered Stock and (ii) sell such Offered Stock in a Qualified Offering at any price, provided that if the mid-point price of the Qualified Offering price range that is to be marketed to investors and to be set forth in the preliminary Offering Document (the “Preliminary Offering Mid-Point”) is more than 15% lower than the Mid-Point Offer, the Offering Stockholders shall promptly notify the Offeree Stockholder of the Preliminary Offering Mid-Point in writing (the “Second Notice”) and the Offeree Stockholder shall have the right to acquire all, but not less than all, of the Offered Stock at a price per share equal to the Preliminary Offering Mid-Point, provided the Offeree Stockholder delivers an Acceptance within two Business Days of notification under the Second Notice.

(c) If the Offeree Stockholder elects to purchase the Offered Stock, the closing of the purchase of the Offered Stock shall occur on the date which is 30 calendar days after expiration of the Exercise Term; provided, however, that if prior to such closing, notice of a breach or default is given by the Company or WM Sub pursuant to Section 7.4 involving any event or circumstance that may give rise to an Event of Default or the remedies in Section 7.4(b), the Offeree Stockholder’s obligations to close the purchase of the Offered Stock of the defaulting Offering Stockholder will be suspended pending cure of any such breach or default. At such closing, the Offering Stockholders shall deliver to the Offeree Stockholder such assignments and transfer forms as reasonably requested by the Offeree Stockholder, and the Offeree Stockholder shall deliver to the Offering Stockholders the price per share by wire transfer of immediately available funds.

ARTICLE 3

PIGGY-BACK REGISTRATIONS

3.1. Notice of Registration to Holders. If at any time or from time to time the Company shall determine to register any of its Common Stock, either for its own account or the account of a security holder or holders, other than (i) a registration pursuant to Section 2 above; (ii) a registration relating solely to employee benefit plans; (iii) a registration relating solely to a business combination transaction; or (iv) a rights offering conducted by the Company (including any capital increase transaction) under Applicable Securities Laws, the Company shall:

(a) promptly (but in no event less than 30 days prior to the proposed date of filing or publishing, as the case may be, of such Offering Document) give to the Holders written notice thereof, and

(b) include in such registration, and in any underwriting involved therein, any or all of the Offerable Securities specified in a written request or requests, which shall specify an Offering Price Range and be made within ten (10) days after receipt of such written notice from the Company described in Section 3.1(a), by the Holders; including, if necessary, by filing with the Applicable Securities Authority a post-effective amendment or a supplement to such Offering Document or any document incorporated therein by reference or filing any other required document or otherwise supplementing or amending such Offering Document, if permitted or required by the rules, regulations or instructions applicable to the registration form used by the Company for such Offering Document or by any Applicable Securities Laws or any rules and regulations thereunder.

3.2. Underwriting. If the registration of which the Company gives notice is for a Qualified Offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.1(a). In such event, any right of the Holders to registration pursuant to this Article 3 shall be conditioned upon their participation in such underwriting. The Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company.

(a) Notwithstanding any other provision of this Article 3, if the managing underwriter advises the Holders of Offerable Securities in writing that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Offerable Securities from such registration and underwriting. The Company shall so advise all Holders of Offerable Securities, and the number of shares of Common Stock to be included in such registration shall be allocated with the following priority: (i) for the account of the Company, all shares of Common Stock proposed to be sold by the Company; (ii) for the account of the Holders of Offerable Securities participating in such registration, except to the extent such registration is being offered pursuant to the exercise of demand rights of any Other Stockholders (defined in clause (iii) below) (in which case such Other Stockholders shall have priority over the Holders); and (iii) except as provided in clause (ii), for the account of any other stockholder of the Company participating in such registration other than the Holders (“Other Stockholders”). No Offerable Securities excluded from the underwriting by reason of the underwriters’ marketing limitation shall be included in such registration.

(b) The Company shall so advise the Holders and the Other Stockholders of any such limitation, and the number of shares of Common Stock held by the Holders and by the Other Stockholders that may be included in the registration. If the Holders disapprove of the price at which the Offerable Securities are to be sold under this Article 3, they may elect to irrevocably withdraw therefrom by written notice to the Company, WM Sub and the managing underwriter.

(c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Article 3 prior to the effectiveness of such registration, whether or not a Holder has elected to include Offerable Securities in such registration.

3.3. Expenses of Article 3 Registration All Offering Expenses incurred in connection with any registration pursuant to Article 3 hereof shall be borne by the Company, the Other Stockholders and the Holders of such Offerable Securities pro rata on the basis of their respective number of shares included in such registration or offering.

ARTICLE 4

REGISTRATION PROCEDURES

(a) Registrations under this Agreement shall be on such appropriate form of the Applicable Securities Authority (i) as shall be selected by the Company and as shall be reasonably acceptable to the Holders and (ii) as shall permit the disposition of such Offerable Securities in accordance with the intended and customary method or methods of disposition specified in such Holders’ requests for such registration.

(b) In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep the Holders advised in writing as to the initiation of each registration and as to the completion thereof. The Company agrees to use commercially reasonable efforts to effect or cause such registration to permit the sale of the Offerable Securities covered thereby by the Holders thereof in accordance with the intended method or methods of distribution thereof described in such Offering Document. In connection with any registration of any Offerable Securities pursuant to Section 2 or 3 hereof, the Company shall, as soon as reasonably possible (unless such registration is deferred or withdrawn pursuant to Sections 2.1(a)(iii), 2.1(b), 2.3(c), 2.5 or 3.2(c) hereof):

(i) if applicable, use commercially reasonable efforts to cause the Offering Document filed for purposes of such registration to become effective as soon as reasonably possible thereafter and to remain effective for a period of time required for the disposition of such Offerable Securities by the Holders thereof; provided, that, such period need not extend beyond 120 days after the effective date of the Offering Document;

(ii) prepare and file with the Applicable Securities Authority such amendments and supplements to such Offering Document as may be necessary to effect and maintain the effectiveness of such Offering Document as may be required by the applicable rules and regulations of the Applicable Securities Authority, the instructions applicable to the form of such Offering Document and to maintain such effectiveness for so long as may be necessary to effect the distribution of the Offerable Securities as described in such Offering Document, provided, that, such period need not extend beyond 120 days after the effective date of the Offering Document, and furnish to the Holders of the Offerable Securities covered thereby copies of any such supplement or amendment prior to their being used and/or filed with the

Applicable Securities Authority; and comply with the provisions of any Applicable Securities Laws with respect to the disposition of all the Offerable Securities to be included in such Offering Document;

(iii) provide (A) one representative appointed by the Holders of the Offerable Securities to be included in such Offering Document, (B) the underwriters (which term, for purposes of this Agreement, shall include a person deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act), if any, thereof, (C) the sales or placement agent, if any, therefor, (D) one counsel for such underwriters or agent, and (E) not more than one counsel for all the Holders of such Offerable Securities, the reasonable and customary opportunity to review and comment on such Offering Document and each amendment or supplement thereto;

(iv) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by the parties referred to in Section 4(b)(iii) above such pertinent financial and other information and books and records of the Company, and cause the officers, directors, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in the judgment of the respective counsel referred to in such Section 4(b)(iii), to conduct a reasonable investigation within the meaning of any Applicable Securities Laws; provided, however, that each such party shall be required to maintain in confidence and not disclose to any other person or entity any information or records until such time as (a) such information becomes a matter of public record (whether by virtue of its inclusion in such Offering Document or otherwise), (b) such party shall be required so to disclose such information pursuant to the subpoena or order of any court or other governmental agency or body having jurisdiction over the matter, or (c) such information is required to be set forth in such Offering Document or in an amendment or supplement to such Offering Document in order that such Offering Document, amendment or supplement, as the case may be, does not include an untrue statement of a material fact or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and provided, further, that the Company need not make such information available, nor need it cause any officer, director or employee to respond to such inquiry, unless the Holders of Offerable Securities to be included in an Offering Document hereunder, upon request, execute and deliver to the Company an undertaking to substantially the same effect contained in the second preceding proviso;

(v) promptly notify the Holders of Offerable Securities to be included in an Offering Document hereunder, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold (A) when such Offering Document or any amendment or supplement or post-effective amendment has been filed, and, with respect to such Offering Document or any post-effective amendment, when the same has become effective, (B) of any comments by any Applicable Securities Authority or any request by any Applicable Securities Authority for amendments or supplements to such Offering Document or for additional information, (C) of the issuance by any Applicable Securities Authority of any stop order suspending the effectiveness of such Offering Document or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Offerable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (E) if it shall be the case, at any time when a prospectus is required to be delivered under any Applicable Securities Laws, that such Offering Document or any document incorporated by reference contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(vi) if applicable, use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Offering Document or any post-effective amendment thereto at the earliest practicable date;

(vii) if reasonably requested by any managing underwriter or underwriters, any placement or sales agent or the Holders of Offerable Securities to be included in an Offering Document, promptly incorporate in a prospectus, prospectus supplement, supplement or post-effective amendment such information as is required by the applicable rules and regulations of any Applicable Securities Authority and as such managing underwriter or underwriters, or such agent may reasonably specify should be included therein relating to the terms of the sale of the Offerable Securities included thereunder, including, without limitation, information with respect to the number of Offerable Securities being sold by the agent or to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the offering of the Offerable Securities to be sold in such offering; and make all required filings and/or distributions of such prospectus, prospectus supplement, supplement or post-effective amendment promptly after notification of the matters to be incorporated in such prospectus, prospectus supplement, supplement or post-effective amendment;

(viii) furnish to the Holders of Offerable Securities to be included in such Offering Document hereunder, each placement or sales agent, if any, therefor, each underwriter, if any, thereof and the counsel referred to in Section 4(b)(iii) such number of copies of the Offering Document (excluding exhibits thereto and documents incorporated by reference therein unless specifically so requested by the Holders, agent or underwriter, as the case may be) and of the prospectus included in such Offering Document (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of any Applicable Securities Laws, as the Holders, agent, if any, and underwriter, if any, may reasonably request in order to facilitate the disposition of the Offerable Securities owned by the Holders sold by such agent or underwritten by such underwriter and to permit the Holders, agent and underwriter to satisfy the prospectus delivery requirements of any Applicable Securities Laws; and the Company hereby consents to the use of such prospectus and any amendment or supplement thereto by each such Holder and by any such agent and underwriter, in each case in the form most recently provided to such party by the Company, in connection with the offering and sale of the Offerable Securities covered by the prospectus (including such preliminary and summary prospectus) or any supplement or amendment thereto;

(ix) use commercially reasonable efforts to (A) register or qualify the Offerable Securities to be included in such Offering Document under such other securities laws or blue sky laws of such local jurisdictions within the Eligible Offering Jurisdiction as the Holders, sales or placement agent and each underwriter, if any, of the securities being sold shall reasonably request, (B) keep such registrations in effect and comply with such laws so as to permit the continuance of offers, sales and deadlines therein in such jurisdictions for so long as may be necessary to enable the Holders, sales or placement agent or underwriter to complete its distribution of the Offerable Securities pursuant to such Offering Document, subject to the limitations set forth in Sections 4(b)(i) and 4(b)(ii), and (C) take any and all such actions as may be reasonably necessary or advisable to enable the Holders, sales or placement agent, if any, and underwriter to consummate the disposition in such jurisdictions of such Offerable Securities; provided, however, that the Company shall not be required for any such purpose to (1) qualify generally to do business as a foreign company in any jurisdiction wherein it would not otherwise be required to qualify but for the requirements of this Section 4(b)(ix), or (2) execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under Applicable Securities Laws;

(x) cooperate with the Holders of the Offerable Securities to be included in an Offering Document hereunder and the managing underwriters to facilitate the timely preparation and delivery of certificates representing Offerable Securities to be sold, which certificates shall not bear any restrictive legends; and enable such Offerable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two Business Days prior to any sale of the Offerable Securities;

(xi) to the extent applicable, provide a CUSIP number for all Offerable Securities, not later than the effective date of the Offering Document;

(xii) enter into one or more underwriting agreements, engagement letters, agency agreements, “best efforts” underwriting agreements or similar or customary agreements, as appropriate;

(xiii) in connection with any agreement of the type referred to in the preceding subsection, (A) make such representations and warranties to the placement or sales agent, if any, therefor or the underwriters, if any, thereof in form, substance and scope as are customarily made in connection with any offering of equity securities pursuant to any such agreement and/or to an Offering Document filed on the form applicable to such Offering Document; (B) use commercially reasonable efforts to obtain an opinion of counsel to the Company in customary form and covering such matters, of the type customarily covered by such an opinion requested in comparable public offerings, as the managing underwriters, if any, may reasonably request, addressed to the placement or sales agent, if any, therefor and the underwriters, if any, thereof; (C) use commercially reasonable efforts to obtain a “cold” comfort letter or letters from the independent certified public accountants of the Company addressed to the placement or sales agent, if any, therefor or the underwriters, if any, thereof, with such letter or letters to be in customary form and covering such matters of the type customarily covered by letters of such type; and (D) deliver such documents and certificates, including officers’ certificates, as may be customary to evidence compliance with or satisfaction of any agreements or conditions contained in the underwriting agreement or other agreement entered into by the Company;

(xiv) notify in writing each Holder of Offerable Securities of any proposal by the Company to amend or waive any provision of this Agreement and of any amendment or waiver effected pursuant thereto, each of which notices shall contain the text of the amendment or waiver proposed or effected, as the case may be;

(xv) use commercially reasonable efforts to facilitate the distribution and sale of any Offerable Securities to be offered pursuant to this Agreement, including without limitation, in the use of an underwritten offering, to the extent deemed necessary by the lead managing underwriter in its reasonable discretion, making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be reasonably requested; and

(xvi) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of any Applicable Securities Authority, and make available to the Holders, as soon as practicable, but in any event not later than eighteen (18) months after the effective date of such Offering Document, an earnings statement covering a period of at least twelve months which shall satisfy the provisions of Applicable Securities Laws.

(c) Subject to Sections 2.3(c) and 2.5, a registration requested pursuant to Section 2 hereof shall not be deemed to have been effected:

(i) unless an Offering Document with respect thereto has been declared effective (to the extent applicable under Applicable Securities Laws) by the Applicable Securities Authority and remains effective in compliance with the provisions of the Applicable Securities Laws and the laws of any other jurisdiction applicable to the disposition of Offerable Securities covered by such Offering Document until such time as all of such Offerable Securities have been disposed of in accordance with the method of disposition set forth in such Offering Document or there shall cease to be any Offerable Securities, provided, that, such period need not exceed 120 days, or

(ii) if, after it has become effective, any stop order, injunction or other order or requirement of the Applicable Securities Authority or other governmental or regulatory agency or court is issued in connection with such Offering Document for any reason other than a violation of applicable law or regulation solely by any Holder or Holders and such Offering Document has not thereafter become effective.

(d) Each Holder shall comply with the prospectus delivery requirements of the Applicable Securities Laws in connection with the offer and sale of Offerable Securities made by such Holder pursuant to any Offering Document. In the event that the Company would be required, pursuant to Section 4(b)(v)(E) above, to notify the Holders of Offerable Securities included in an Offering Document hereunder, the sales or placement agent, if any, and the managing underwriters, if any, of the securities being sold, the Company shall prepare and furnish to the Holders, to each such agent, if any, and to each underwriter, if any, a reasonable number of copies of a prospectus supplement or amendment so that, as thereafter delivered to the purchasers of Offerable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. The Holders agree that upon receipt of any notice from the Company pursuant to Section 4(b)(v)(E) hereof, they shall forthwith discontinue the distribution of Offerable Securities until they shall have received copies of such amended or supplemented Offering Document, and if so directed by the Company, the Holders shall deliver to the Company (at the expense of the Company) all copies, other than permanent file copies, then in their possession of the Offering Document covering such Offerable Securities at the time of receipt of such notice.

(e) The Company may require the Holders of Offerable Securities as to which any registration is being effected to furnish to the Company and WM Sub at least 20 days prior to the first anticipated filing date of an Offering Document such information regarding the Holders and such Holders’ method of distribution of such Offerable Securities as the Company may from time to time reasonably request in writing, including such information as is required in order to comply with any Applicable Securities Laws. The Holders agree to notify the Company and WM Sub as promptly as practicable of any inaccuracy or change in information previously furnished by the Holders to the Company or of the occurrence of any event in either case as a result of which any Offering Document relating to such registration contains or would contain an untrue statement of a material fact regarding the Holders or the distribution of such Offerable Securities or omits to state any material fact regarding the Holders or the distribution of such Offerable Securities required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such Offering Document shall not contain, with respect to the Holders or the distribution of such Offerable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. If the Company is required to prepare, file and deliver a supplement to or an amendment of an Offering Document due to an untrue statement of a material fact or an omission to state a material fact which is the fault solely of the Holders, the Holders shall pay all expenses attributable to the preparation, filing and delivery of such supplemented or amended Offering Document.

(f) The Holders agree, unless otherwise agreed to by the managing underwriter for any underwritten offering pursuant to this Agreement, not to effect any sale or distribution of any equity securities of the Company or securities convertible into or exchangeable or exercisable for equity securities of the Company, including any sale under Rule 144 under the Securities Act, during the 10 days prior to the date on which an underwritten registration of Offerable Securities pursuant to Section 2 or 3 hereof (in which the Holders were not denied an opportunity to participate) has become effective and until 90 days after the most recent underwritten registration (in which the Holder were not denied an opportunity to participate) shall cease to be effective, except as part of such underwritten registration or to the extent that the Holders are prohibited by applicable law from agreeing to withhold securities from sale.

(g) To the extent required by Applicable Securities Laws, a Holder shall consent to disclosure in any Offering Document to the effect that such Holder is or may be deemed to be an underwriter for purposes of Applicable Securities Laws in connection with the offering of Offerable Securities of such Holder included in such Offering Document.

(h) Each Holder shall comply with any anti-manipulation laws, rules and regulations in connection with the offer and sale of Offerable Securities made by such Holder pursuant to any Offering Document. Each Holder shall provide the Company with such information about such Holder’s offer and sale of Offerable Securities pursuant to any Offering Document as the Company shall reasonably request to enable the Company and its Affiliates to comply with any anti-manipulation laws, rules and regulations in connection with any such offer and sale.

ARTICLE 5

INDEMNIFICATION

5.1. The Company will indemnify each Holder, each of its officers, directors and members, and such Holder’s legal counsel and consultants, if any, and each Person controlling any such Persons within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to this Agreement, and each Person, if any, who participates as an underwriter in any offering of Offerable Securities pursuant to this Agreement, and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all reasonable expenses, claims, losses, damages and liabilities (or actions in respect thereof) actually incurred, including any of the foregoing incurred in settlement (solely with written consent of the Company which consent will not be unreasonably denied) of any litigation, commenced or threatened (collectively, “Losses”), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Offering Document or other document, or any amendment or supplement thereof, incident to any such registration that concerns the Company (“offering information”), or based on any omission (or alleged omission) to state therein, a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under any Applicable Securities Laws and relating to action or inaction by the Company in connection with any such registration, and will reimburse each such Holder, each of its officers and directors and such Holder’s legal counsel and consultants, and each Person controlling any such Persons, each such underwriter and each Person who controls any such underwriter, for such Losses; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder, its counsel or such underwriter and expressly intended for use in such Offering Document or for use in such other “offering information” (“Holder Provided Information”); and provided, further, that the Company shall not be liable to any Person to the extent that any such Loss arises out of such Person’s: (A) use of any prospectus or “offering information” after such time as the obligation of the Company to keep effective the Offering Document of which such prospectus forms a part has expired; (B) use of any prospectus or “offering information” after such time as the Company has advised the Holders that the filing of an amendment or supplement thereto is required, except such prospectus or “offering information” as so amended or supplemented; or (C) failure to send or give a copy of the final prospectus (including any documents incorporated by reference therein), as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Offerable Securities to such Person if such statement or omission was corrected in such final prospectus.

5.2. Each Holder will, if Offerable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify the Company, each of its officers, directors and members and its legal counsel and consultants, each underwriter, if any, of the securities covered by such an Offering Document, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors, members, legal counsel and consultants, if any, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act, against all Losses actually incurred and arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Offering Document or other “offering information” or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, legal counsel, consultants, underwriters or control Persons for any such Losses in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Offering Document or made in such other “offering information” in reliance upon and in conformity with Holder Provided Information. The obligations of any Holder under this Article 5 shall be limited to an amount equal to the proceeds to such Holder of Offerable Securities sold in such offering.

5.3. Each party entitled to indemnification under this Article 5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, that, counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party, which approval shall not be unreasonably denied. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if, in the

Indemnified Party’s reasonable judgment, after consultation with its separate counsel, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest, in which event the Indemnifying Party shall be liable for the legal expenses of one counsel representing the Indemnified Party or Parties. Unless there is an actual or potential conflict of interest, the Indemnified Party may not participate in the defense of such claim or action if such participation shall interfere with the Indemnifying Party’s defense of such claim or action. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure is prejudicial to the ability of the Indemnifying Party to defend the action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation. No Indemnifying Party shall be liable for any settlement of any such action or proceeding effected without its written consent.

5.4. If the indemnification provided for in Section 5.1 or 5.2 is unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party (or party who otherwise would have been required to indemnify such Indemnified Party under Section 5.1 or 5.2 above) shall contribute to the amount paid or payable by such Indemnified Party as a result of the reasonable expenses, claims, losses, damages or liabilities (or actions or proceedings in respect thereof) referred to in Section 5.1 or 5.2, (i) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the sellers of Offerable Securities on the other hand in connection with statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and such prospective sellers, on the other hand, from their sale of Offerable Securities. The obligations of any Holder under this Article 5 shall be limited to an amount equal to the proceeds to such Holder of Offerable Securities sold in such offering. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the sellers of Offerable Securities and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an Indemnified Party as a result of the reasonable expenses, claims, losses, damages or liabilities (or actions or proceedings in respect thereof) referred to in the first sentence of this Section 5.4 shall be deemed to include any legal or other related expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any claim, action or proceeding which is the subject of this Section 5.4 to the extent an Indemnified Party may be indemnified pursuant to this Article 5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligations of sellers of Offerable Securities to contribute pursuant to this Section 5.4 shall be several in proportion to the respective amount of Offerable Securities sold by them pursuant to an Offering Document.

5.5. The indemnification and contribution required by this Article 5 shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when any expense, loss, damage or liability is incurred and is due and payable.

ARTICLE 6

LIMITATIONS ON REGISTRATION RIGHTS

GRANTED TO OTHER SECURITIES

The parties hereto agree that no additional holders may be added as parties to this Agreement with respect to any or all securities of the Company held by them.

If the Company shall at any time hereafter provide to any holder of any securities of the Company rights with respect to the registration of such securities under Applicable Securities Laws, such rights shall not materially be in conflict with or materially adversely affect any of the rights provided to the holders of Offerable Securities in, or conflict (in a manner that materially adversely affects holders of Offerable Securities) with any other provisions included in, this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1. Obligations of WM Sub under this Agreement. WM Sub hereby agrees, so long as it is, directly or indirectly, a controlling shareholder of the Company, to use commercially reasonable efforts to cause the Company to comply with the Company’s obligations under this Agreement.

7.2. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including, without limitation, specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

7.3. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) (i) Any controversy, dispute or question which may at any time in the future arise between the parties, which relates to the correct interpretation of this Agreement or the fulfillment of this Agreement or the rights and obligations of the parties arising out of this Agreement shall be settled exclusively and finally by arbitration. The arbitration shall be conducted and settled by three arbitrators in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”). Each of the Holders, on the one hand, and the Company, on the other hand, shall select an arbitrator in accordance with the ICC Rules. The arbitrators so nominated shall then agree within seven days from the date of their confirmation by the Court of Arbitration of the ICC on a third arbitrator to serve as Chairman. If a Chairman is not selected within such seven-day period, the Chairman shall be appointed by the Court of Arbitration of the International Chamber of Commerce.

(ii) The arbitration proceedings shall be held in New York and shall be conducted in the English language.

(iii) Any decision or award of the arbitral tribunal (or the arbitrator) shall be final and binding upon the parties. Judgment for execution of any award rendered by the arbitral tribunal (or the arbitrator) may be entered by any court of competent jurisdiction. To the extent permitted by law, any rights to appeal from or cause review of any such award by any court or tribunal are hereby waived by the parties.

(iv) The arbitrator will have the power to issue interim orders and to award fees to the prevailing party and will not be bound by the rules of evidence.

(v) For the purposes of the arbitration procedures contemplated in this Section 7.3, WM Sub and the Company agree that, in the case of a proceeding initiated by the Holders naming each of WM Sub and the Company as defendants, WM Sub and the Company shall together submit to a single arbitration procedure to resolve the controversy, dispute or question at issue and shall act in a unified manner with respect to the selection of arbitrators for such procedure.

7.4. Events of Default.

(a) The occurrence of any one or more of the following events shall constitute an event of default (“Event of Default”):

(i) a Holder shall have failed to perform or observe any material term, covenant or agreement in this Agreement and such failure is continuing for thirty (30) days after such Holder’s receipt of notice of such failure from the Company or WM Sub, subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief;

(ii) a Principal Stockholder (as defined in the Stockholders’ Agreement, each individually, a “Principal Stockholder” and collectively, the “Principal Stockholders”) shall have failed to perform or observe any term, covenant or agreement in Section 2.3(a), 2.3(b), 4.1, 4.6(a)(ii), 5.1, 5.2 or 7.6 of the Stockholders’ Agreement in any material respect, and such failure is continuing for thirty (30) days after such Principal Stockholder’s receipt of notice of such failure from WM Sub, subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief;

(iii) a Principal Stockholder shall have failed to perform or observe any material term, covenant or agreement in the Put Option Agreement to the extent relating to the Liquidity Put and such failure is continuing for thirty (30) days after such Principal Stockholder’s receipt of notice of such failure from WM Sub, subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief; or

(iv) WM Sub or any of its stockholders, members, owners, officers, directors, Affiliates or employees have a claim for indemnification pursuant to Section 7.2 of the Tender Agreement and the amount of any Losses (as defined in the Tender Agreement) or Specified Losses (as defined in the Tender Agreement) are outstanding and unpaid; provided, however, that no Event of Default shall be triggered hereunder for any such Losses that are less than or equal to the Threshold (as defined in the Tender Agreement).

(b) In addition to any other remedies available under applicable law, if any event in clauses (i), (ii), (iii) or (iv) of Section 7.4(a) shall have occurred and the Holders or Principal Stockholder or Principal Stockholders, as appropriate, have been given notice of such event by the Company or WM Sub, then the defaulting Holders shall be prohibited from exercising any of their rights provided pursuant to this Agreement, or if such rights are already exercised, the Company may, or WM Sub may direct the Company to, suspend the Company’s obligations to perform under this Agreement (and cause the suspension of overall sales or marketing efforts hereunder) with respect to the defaulting Holders, in each case, until such default shall have been cured without any Event of Default or if incapable of cure, such dispute relating to such breach or default or Event of Default is Finally Determined (as defined in the Stockholders’ Agreement). Notwithstanding the foregoing, if a Demand Notice in compliance with this Agreement has been delivered to the Company, any non-defaulting Holder may proceed to register or offer its Offerable Securities in accordance with the Demand Notice, and the Company shall be required to perform its obligations under this Agreement with respect thereto, so long as the offering or registration is for no less than the Threshold Amount of Offerable Securities of such non-defaulting Holders and any offering or registration of the Offerable Securities of the non-defaulting Holders pursuant to Article 2 shall be counted as the use of one of the Holders’ requested registrations pursuant to Section 2.1(a).

7.5. Company Event of Default.

(a) A Company event of default hereunder (“Company Event of Default”) shall have occurred if the Company shall have failed in any material respect to commence the registration process related to a Demand Notice pursuant to the terms of this Agreement, and such failure is continuing for thirty (30) days after receipt by the Company and WM Sub of notice from a Principal Stockholder that the Company has so failed to perform, subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief.

(b) In addition to any other remedies available under applicable Requirements of Law, if a Company Event of Default shall have occurred and be continuing, then the Principal Stockholders may deliver a notice to WM Sub electing to cause WM Sub to suspend its rights to enforce, and permit the Principal Stockholders not to comply with, Section 5 of the Stockholders’ Agreement for up to that number of shares representing 150% of the Common Stock covered by the applicable Demand Notice until such time as either (i) if capable of cure, such breach or default is cured or (ii) if incapable of cure, such time as the dispute relating to such breach or default is Finally Determined.

7.6. Entire Agreement. This Agreement, together with the Put Option Agreement and the Stockholders’ Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, whether written or oral. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, upon the written consent of the Company and Holders of at least 50% of the Offerable Securities; provided, however, that no such amendment shall adversely affect any Holder or Holders and not the other Holders without the written consent of the majority of the Holder or Holders so adversely affected.

7.7. Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received upon delivery in person, or one business day after delivery by national overnight courier service or by telecopier transmission with acknowledgment of transmission receipt, or three business days after deposit via certified or registered mail, return receipt requested, in each case addressed as provided in Annex I hereto, or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

7.8. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.9. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.10. Counterparts. This Agreement may be executed in any number of counterparts, including via fax, each of which shall be an original, but all of which together constitute one instrument.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties have executed this Offering Rights Agreement as of the date first written above.

DISTRIBUCIÓN Y SERVICIO D&S S.A.

By:
Name:
Title:

INVERSIONES AUSTRALES TRES LIMITADA

By:
Name:	Mitchell W. Slape
Title:	Attorney-in-Fact

THE HOLDERS

Felipe Ibáñez Scott

Nicolás Ibáñez Scott:

STOCKHOLDER GROUP I

Schouten N.V. Agencia en Chile

By:
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Retail International Tres S.A.

By:
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Retail International Cuatro S.A.

By:
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Servicios Profesionales y de Comercialización Dos Limitada

By:
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

STOCKHOLDER GROUP II

Rentas FIS y CIA, Sociedad Colectiva Civi

By:
Name:	Felipe Ibáñez Scott
Title:	Attorney-in-Fact

Rentas HAY y CIA, Sociedad Colectiva Civil

By:
Name:	Felipe Ibáñez Scott
Title:	Attorney-in-Fact

Servicios Profesionales y de Comercialización Cuatro Limitada

By:
Name:	Felipe Ibáñez Scott
Title:	Attorney-in-Fact

Annex I

If to the Company:

Distribución y Servicio D&S S.A.

Avda. Del Valle 725, piso 5

Ciudad Empresarial, Huechuraba

Santiago, Chile

Attention:   Enrique Ostalé C.

Facsimile:   (56-2) 484-7771

With a copy to

Inversiones Australes Tres Limitada

c/o Wal-Mart Stores, Inc.

Legal Department

702 SW 8th Street

Bentonville, Arkansas 72716-8611

Attention:   Senior Vice President and General Counsel

Facsimile:   (479) 277-5991

and

Hogan & Hartson, LLP

1835 Market Street

Philadelphia, Pennsylvania 19103

Attention:   Brian J. Lynch, Esq.

Facsimile:   (267) 675-4601

If to WM Sub:

Inversiones Australes Tres Limitada

c/o Wal-Mart Stores, Inc.

Legal Department

702 SW 8th Street

Bentonville, Arkansas 72716-8611

Attention:   Senior Vice President and General Counsel

Facsimile:   (479) 277-5991

With a copy to

Wal-Mart Stores, Inc.

Legal Department

702 SW 8th Street

Bentonville, Arkansas 72716-8611

Attention:   Senior Vice President and General Counsel

Facsimile:   (479) 277-5991

and

Hogan & Hartson, LLP

1835 Market Street

Philadelphia, Pennsylvania 19103

Attention:   Brian J. Lynch, Esq.

Facsimile:   (267) 675-4601

If to Nicolás Ibáñez Scott or Stockholder Group I:

Avda. Del Parque 4161,of. 103

Ciudad Empresarial, Huechuraba

Santiago, Chile

Attention:   Nicolas Ibañez Scott

Facsimile:   (56-2) 393-5301

With a copy to

Honorato, Russi & Cia. Ltda.

Roger de Flor 2736, piso 6, Las Condes

Santiago, Chile

Attention:   Alberto Eguiguren Correa

Facsimile:   (56-2) 365-9312

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:   S. Todd Crider, Esq.

Facsimile:   (212) 455-2502

If to Felipe Ibáñez Scott or Stockholder Group II:

Avda. El Rodeo 12.850,

Oficina La Presidencia, Lo Barnechea,

Santiago, Chile

Attention:   Felipe Ibañez Scott

Facsimile:   (56-2) 216-8687

With a copy to

Honorato, Russi & Cia. Ltda.

Roger de Flor 2736, piso 6, Las Condes

Santiago, Chile

Attention:   Alberto Eguiguren Correa

Facsimile:   (56-2) 365-9312

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:   S. Todd Crider, Esq.

Facsimile:   (212) 455-2502